Exhibit 99.1
NEWS CORPORATION REPORTS SECOND QUARTER RESULTS FOR FISCAL 2025
FISCAL 2025 SECOND QUARTER KEY FINANCIAL HIGHLIGHTS

•Second quarter revenues were $2.24 billion, a 5% increase compared to $2.14 billion in the prior year, driven by growth at the Digital Real Estate Services, Book Publishing and Dow Jones segments
•Net income from continuing operations in the quarter was $306 million, a 58% increase compared to $194 million in the prior year
•Second quarter Total Segment EBITDA was $478 million, a 20% increase compared to $400 million in the prior year
•In the quarter, reported EPS from continuing operations were $0.40 as compared to $0.28 in the prior year - Adjusted EPS were $0.33 compared to $0.27 in the prior year
•REA Group posted record revenues for the quarter of $343 million, a 17% increase compared to the prior year, driven by continued strong Australian residential performance
•Dow Jones achieved record revenues for the quarter of $600 million, underpinned by improved circulation revenues and higher professional information business revenues driven by growth of 11% at Risk & Compliance and 10% at Dow Jones Energy
•Book Publishing revenues grew 8% in the quarter, while Segment EBITDA increased 19%, driven by strong physical and digital book sales
•Announced agreement to sell Foxtel to DAZN for A$3.4 billion enterprise value. Results from Foxtel are reflected as discontinued operations. This transaction will enable News Corp to further simplify to drive long-term stockholder value and increase focus on key growth pillars

NEW YORK, NY – February 5, 2025 – News Corporation (“News Corp” or the “Company”) (Nasdaq: NWS, NWSA; ASX: NWS, NWSLV) today reported financial results for the three months ended December 31, 2024.

Commenting on the results, Chief Executive Robert Thomson said:

“News Corp had a fruitful quarter, qualitatively and quantitatively. Revenues on a continuing operations basis, which excludes Foxtel, grew 5 percent to $2.24 billion, net income from continuing operations surged 58 percent to $306 million and Total Segment EBITDA rose 20 percent to $478 million.

The three pillars of growth—Digital Real Estate, Dow Jones and Book Publishing—continued to expand Segment EBITDA robustly. We also saw the positive impact of rigorous cost discipline and digital development in the News Media segment, and our overall margin rose meaningfully compared to the prior year.

With a keen eye on those core areas of growth, we took a significant step towards simplification with the agreement to sell Foxtel to DAZN, a premier global sports streaming provider, for a total enterprise value of A$3.4 billion. The agreement is tangible recognition of Foxtel’s successful digital transformation, and should surely benefit our shareholders, our partners at DAZN and all Australian sports fans.

We are providing priceless content for Generative AI, and remain vigilant in our pursuit of degenerative AI. We are pleased with our partnership with OpenAI and hope that other companies in the segment take a similarly enlightened approach. Our legal action against the perplexing Perplexity is underway and we look forward with relish to document discovery. The sudden rise of DeepSeek is itself a salutary lesson for all AI players. Data centers, chips, and energy costs aside, we believe DeepSeek lacks the immediacy of trusted news and, ultimately, content will be king in the world of AI.”

SECOND QUARTER RESULTS

The Company reported fiscal 2025 second quarter total revenues of $2.24 billion, a 5% increase compared to $2.14 billion in the prior year period, primarily driven by higher Australian residential revenues at REA Group, higher book sales at the Book Publishing segment and higher circulation and subscription revenues at the Dow Jones segment, in addition to an $11 million, or 1%, positive impact from foreign currency fluctuations. The increase was partly offset by modestly lower revenues at the News Media segment. Adjusted Revenues (which excludes the foreign currency impact, acquisitions and divestitures as defined in Note 2) increased 4% compared to the prior year.

Net income from continuing operations for the quarter was $306 million, a 58% increase compared to $194 million in the prior year, primarily driven by higher Total Segment EBITDA and higher Other, net. These impacts were partially offset by higher income tax expense.

The Company reported second quarter Total Segment EBITDA of $478 million, a 20% increase compared to $400 million in the prior year due to strong contributions from all four operating segments. Adjusted Total Segment EBITDA (as defined in Note 2) increased 20%.

Net income from continuing operations per share attributable to News Corporation stockholders was $0.40 as compared to $0.28 in the prior year.

Adjusted EPS (as defined in Note 3) were $0.33 compared to $0.27 in the prior year.

SEGMENT REVIEW

	For the three months ended December 31,			For the six months ended December 31,
	2024	2023	% Change	2024	2023	% Change
	(in millions)		Better/ (Worse)	(in millions)		Better/ (Worse)
Revenues:
Dow Jones	$600	$584	3%	$1,152	$1,121	3%
Digital Real Estate Services	473	419	13%	$930	$822	13%
Book Publishing	595	550	8%	1,141	1,075	6%
News Media	570	582	(2)%	1,111	1,148	(3)%
Other	—	—	—%	—	—	—%
Total Revenues	$2,238	$2,135	5%	$4,334	$4,166	4%

Segment EBITDA:
Dow Jones	$174	$163	7%	$305	$287	6%
Digital Real Estate Services	185	147	26%	325	269	21%
Book Publishing	101	85	19%	182	150	21%
News Media	74	57	30%	92	74	24%
Other	(56)	(52)	(8)%	(101)	(106)	5%
Total Segment EBITDA	$478	$400	20%	$803	$674	19%

Dow Jones

Revenues in the quarter increased $16 million, or 3%, compared to the prior year, driven by higher circulation and subscription revenues from continued growth in the professional information business, higher circulation revenues and higher content licensing revenues, partially offset by lower print advertising revenues. Digital revenues at Dow Jones in the quarter represented 81% of total revenues compared to 78% in the prior year. Adjusted Revenues increased 3%.

Circulation and subscription revenues increased $20 million, or 5%, reflecting a 4% increase in professional information business revenues, led by 11% growth in Risk & Compliance revenues to $80 million and 10% growth in Dow Jones Energy revenues to $68 million, partially offset by lower Factiva revenues primarily due to an ongoing customer dispute. Circulation revenues increased 3% compared to the prior year, as the continued growth in digital-only subscriptions was partly offset by lower print volume. Digital circulation revenues accounted for 73% of circulation revenues for the quarter, compared to 70% in the prior year, while digital ARPU improved sequentially.

During the second quarter, total average subscriptions to Dow Jones’ consumer products were over 5.9 million, a 9% increase compared to the prior year. Digital-only subscriptions to Dow Jones’ consumer products grew 13% to over 5.3 million. Total subscriptions to The Wall Street Journal grew 4% compared to the prior year, to over 4.2 million average subscriptions in the quarter. Digital-only subscriptions to The Wall Street Journal grew 7% to nearly 3.8 million average subscriptions in the quarter, and represented 90% of total Wall Street Journal subscriptions.

	For the three months ended December 31,
	2024	2023	% Change
(in thousands, except %)			Better/(Worse)
The Wall Street Journal
Digital-only subscriptions	3,787	3,528	7%
Total subscriptions	4,225	4,052	4%
Barron’s Group
Digital-only subscriptions	1,341	1,104	21%
Total subscriptions	1,458	1,242	17%
Total Consumer
Digital-only subscriptions	5,352	4,746	13%
Total subscriptions	5,924	5,427	9%

Advertising revenues decreased $5 million, or 4%, due to a 10% decline in print advertising revenues, as digital advertising revenues were flat. Digital advertising accounted for 64% of total advertising revenues in the quarter, compared to 62% in the prior year.

Segment EBITDA for the quarter increased $11 million, or 7%, primarily as a result of the higher revenues discussed above and lower newsprint, production and distribution costs, partially offset by higher marketing costs. Adjusted Segment EBITDA increased 7%.

Digital Real Estate Services

Revenues in the quarter increased $54 million, or 13%, compared to the prior year, driven by strong performance at REA Group, while Move revenues increased for the first time in ten quarters. Segment EBITDA in the quarter increased $38 million, or 26%, compared to the prior year, due to higher contribution from REA Group. Adjusted Revenues and Adjusted Segment EBITDA (as defined in Note 2) increased 12% and 25%, respectively.

In the quarter, revenues at REA Group increased $51 million, or 17%, to $343 million, driven by higher Australian residential revenues due to price increases, increased depth penetration and an increase in national listings, higher revenues from REA India and a $2 million positive impact from foreign currency fluctuations. Australian national residential buy listing volumes in the quarter increased 4% compared to the prior year, with listings in Sydney and Melbourne each up 2%.

Move’s revenues in the quarter increased $3 million, or 2%, to $130 million, primarily as a result of strong revenue growth in seller, new homes and rentals, including the partnership with Zillow, and increased advertising revenues, partially offset by the ongoing impact of the macroeconomic environment on the housing market, which led to lower lead and transaction volumes. Real estate revenues, which represented 78% of total Move revenues, were essentially flat. Based on Move’s internal data, average monthly unique users of Realtor.com®’s web and mobile sites for the fiscal second quarter decreased 6% compared to the prior year to 62 million. Lead volume was down 2% year over year as it continues to be impacted by high mortgage rates and affordability issues.

Book Publishing

Revenues in the quarter increased $45 million, or 8%, compared to the prior year, primarily driven by higher physical and digital book sales. Key titles in the quarter included Cher: The Memoir by Cher and Wicked by Gregory Maguire. Sales in the U.K. performed well driven by multiple titles by Laurie Gilmore, as did Christian publishing, driven by higher Bible sales. Adjusted Revenues increased 8%.

Digital sales increased 9% compared to the prior year, driven by 13% growth from audiobook sales, which benefited from the continued contribution from the Spotify partnership and strong market conditions, in addition to higher e-book sales, which increased 6% compared to the prior year. Digital sales represented 21% of Consumer revenues for both the quarter and the prior year period. Backlist sales represented approximately 61% of Consumer revenues in the quarter compared to 60% in the prior year.

Segment EBITDA for the quarter increased $16 million, or 19%, compared to the prior year, primarily due to the higher revenues discussed above, partially offset by higher manufacturing costs due to higher sales volume and higher employee costs. Adjusted Segment EBITDA increased 19%.

News Media
Revenues in the quarter decreased $12 million, or 2%, as compared to the prior year, primarily driven by lower revenues from the transfer of third-party printing revenue contracts to News UK’s joint venture with DMG Media and lower advertising revenues, partly offset by a $7 million, or 1%, positive impact from foreign currency fluctuations. Adjusted Revenues for the segment decreased 3% compared to the prior year.

Circulation and subscription revenues were flat compared to the prior year, as cover price increases, higher digital subscribers and the $5 million, or 2%, positive impact from foreign currency fluctuations were offset by lower print volumes.

Advertising revenues decreased $4 million, or 2%, compared to the prior year, primarily due to lower print advertising revenues and lower digital advertising revenues at News UK mainly driven by a decline in traffic at some mastheads due to algorithm changes at certain platforms, partially offset by a $2 million, or 1%, positive impact from foreign currency fluctuations.

In the quarter, Segment EBITDA increased $17 million, or 30%, compared to the prior year, driven by cost savings at News UK as a result of the combination of its printing operations with those of DMG Media and other cost savings initiatives, including lower Talk costs, partially offset by the lower revenues discussed above. Adjusted Segment EBITDA increased 28%.

Sky News results have now been reflected within the News Media segment. Revenue contribution in the quarter of $17 million was flat compared to the prior year.

Digital revenues represented 39% of News Media segment revenues in the quarter, compared to 37% in the prior year, and represented 37% of the combined revenues of the newspaper mastheads. Digital subscribers and users across key properties within the News Media segment are summarized below:

•Closing digital subscribers at News Corp Australia as of December 31, 2024 were 1,126,000 (979,000 for news mastheads), compared to 1,051,000 (940,000 for news mastheads) in the prior year (Source: Internal data)
•The Times and Sunday Times closing digital subscribers, including the Times Literary Supplement, as of December 31, 2024 were 616,000, compared to 575,000 in the prior year (Source: Internal data).
•The Sun’s digital offering reached 70 million global monthly unique users in December 2024, compared to 143 million in the prior year (Source: Meta Pixel)
•New York Post’s digital network reached 90 million unique users in December 2024, compared to 124 million in the prior year (Source: Google Analytics)

CASH FLOW
The following table presents a reconciliation of net cash provided by operating activities from continuing operations to free cash flow:

	For the six months ended December 31,
	2024	2023
	(in millions)
Net cash provided by operating activities from continuing operations	$278	$251
Less: Capital expenditures	(157)	(154)
Free cash flow	$121	$97

Net cash provided by operating activities from continuing operations of $278 million for the six months ended December 31, 2024 was $27 million higher than net cash provided by operating activities from continuing operations of $251 million in the prior year, primarily due to higher Total Segment EBITDA, as noted above, partly offset by higher working capital and tax payments.

Free cash flow in the six months ended December 31, 2024 was $121 million compared to $97 million in the prior year. The improvement in free cash flow was primarily due to higher cash provided by operating activities from continuing operations, as mentioned above.

Free cash flow is a non-GAAP financial measure. Free cash flow is defined as net cash provided by (used in) operating activities from continuing operations less capital expenditures. Free cash flow excludes cash flows from discontinued operations. Free cash flow may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what items should be included in the calculation of free cash flow.

Free cash flow does not represent the total increase or decrease in the cash balance for the period and should be considered in addition to, not as a substitute for, the net change in cash and cash equivalents as presented in the Company’s consolidated statements of cash flows prepared in accordance with GAAP, which incorporates all cash movements during the period.

The Company believes free cash flow provides useful information to management and investors about the Company’s liquidity and cash flow trends.

OTHER ITEMS

Dividends

The Company declared today a semi-annual cash dividend of $0.10 per share for Class A Common Stock and Class B Common Stock. This dividend is payable on April 9, 2025 to stockholders of record as of March 12, 2025.

Foxtel Sale

During the second quarter of fiscal 2025, the Company entered into a definitive agreement to sell the Foxtel Group (“Foxtel”) to DAZN Group Limited (“DAZN”). Under the terms of the agreement, amounts outstanding under Foxtel’s shareholder loans with News Corp (A$574 million of outstanding principal, including capitalized interest, as of December 31, 2024) will be repaid in full in cash at closing. Foxtel’s third-party borrowings will transfer with the business, and News Corp will receive a minority equity interest in DAZN of approximately 6% and hold one seat on its Board of Directors. Telstra Group Ltd will also sell its minority interest in Foxtel. The transaction is expected to close in the second half of fiscal 2025, subject to regulatory approvals and other customary closing conditions.

As a result of the progression of the sales process and the discontinuation of further significant business activities in the Subscription Video Services segment, the assets and liabilities of Foxtel were classified as held for sale and the results of operations have been classified as discontinued operations for all periods presented as the disposition reflects a strategic shift that has, and will have, a major effect on the Company’s operations and financial results. Furthermore, upon reclassification of Foxtel’s results, the Subscription Video Services segment ceased to be a reportable segment and the residual results of the segment were aggregated into the News Media segment. News Media segment results have been recast to reflect this change for all periods presented.

COMPARISON OF NON-GAAP TO U.S. GAAP INFORMATION

Adjusted Revenues, Total Segment EBITDA, Adjusted Total Segment EBITDA, Adjusted Segment EBITDA, adjusted net income attributable to News Corporation stockholders, Adjusted EPS, constant currency revenues and free cash flow are non-GAAP financial measures contained in this earnings release. The Company believes these measures are important tools for investors and analysts to use in assessing the Company’s underlying business performance and to provide for more meaningful comparisons of the Company’s operating performance between periods. These measures also allow investors and analysts to view the Company’s business from the same perspective as Company management. These non-GAAP measures may be different than similar measures used by other companies and should be considered in addition to, not as a substitute for, measures of financial performance calculated in accordance with GAAP. Reconciliations for the differences between non-GAAP measures used in this earnings release and comparable financial measures calculated in accordance with U.S. GAAP are included in Notes 1, 2, 3 and 4 and the reconciliation of net cash provided by operating activities from continuing operations to free cash flow is included above.

Conference call

News Corporation’s earnings conference call can be heard live at 5:00 p.m. EST on February 5, 2025. To listen to the call, please visit http://investors.newscorp.com.

Cautionary Statement Concerning Forward-Looking Statements

This document contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding trends and uncertainties affecting the Company’s business, results of operations and financial condition, the Company’s strategy and strategic initiatives, including the sale of the Foxtel Group and other potential acquisitions, investments and dispositions, the Company’s cost savings initiatives and the outcome of contingencies such as litigation and investigations. These statements are based on management’s views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from these expectations due to the risks, uncertainties and other factors described in the Company’s filings with the Securities and Exchange Commission. More detailed information about factors that could affect future results is contained in our filings with the Securities and Exchange Commission. The “forward-looking statements” included in this document are made only as of the date of this document and we do not have and do not undertake any obligation to publicly update any “forward-looking statements” to reflect subsequent events or circumstances, and we expressly disclaim any such obligation, except as required by law or regulation.

About News Corporation

News Corp (Nasdaq: NWS, NWSA; ASX: NWS, NWSLV) is a global, diversified media and information services company focused on creating and distributing authoritative and engaging content and other products and services. The company comprises businesses across a range of media, including: information services and news, digital real estate services and book publishing. Headquartered in New York, News Corp operates primarily in the United States, Australia, and the United Kingdom, and its content and other products and services are distributed and consumed worldwide. More information is available at: www.newscorp.com.
Contacts:

Investor Relations	Corporate Communications
Michael Florin	Arthur Bochner
212-416-3363	646-422-9671
mflorin@newscorp.com	abochner@newscorp.com

Anthony Rudolf
212-416-3040
arudolf@newscorp.com

NEWS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; in millions, except per share amounts)

	For the three months ended December 31,		For the six months ended December 31,
	2024	2023	2024	2023
Revenues:
Circulation and subscription	$745	$725	$1,488	$1,449
Advertising	385	391	706	723
Consumer	572	527	1,093	1,029
Real estate	377	327	734	638
Other	159	165	313	327
Total Revenues	2,238	2,135	4,334	4,166
Operating expenses	(963)	(970)	(1,915)	(1,948)
Selling, general and administrative	(797)	(765)	(1,616)	(1,544)
Depreciation and amortization	(113)	(110)	(225)	(211)
Impairment and restructuring charges	(16)	(12)	(38)	(49)
Equity losses of affiliates	(8)	(1)	(11)	(3)
Interest expense, net	(3)	(7)	(3)	(15)
Other, net	92	21	114	(17)
Income before income tax expense from continuing operations	430	291	640	379
Income tax expense from continuing operations	(124)	(97)	(185)	(131)
Net income from continuing operations	306	194	455	248
Net loss from discontinued operations, net of tax	(23)	(11)	(28)	(7)
Net income	283	183	427	241
Net income attributable to noncontrolling interests from continuing operations	(78)	(34)	(109)	(64)
Net loss attributable to noncontrolling interests from discontinued operations	10	7	16	9
Net income attributable to News Corporation stockholders	$215	$156	$334	$186

Weighted-average shares outstanding
Basic	568.5	571.9	568.8	572.1
Diluted	570.1	573.5	570.7	573.8

Net income (loss) attributable to News Corporation stockholders per share:
Basic
Continuing operations	$0.40	$0.28	$0.61	$0.33
Discontinued operations	$(0.02)	$(0.01)	$(0.02)	$—
	$0.38	$0.27	$0.59	$0.33

Diluted
Continuing operations	$0.40	$0.28	$0.61	$0.32
Discontinued operations	$(0.02)	$(0.01)	$(0.02)	$—
	$0.38	$0.27	$0.59	$0.32

NEWS CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited; in millions)

	As of December 31, 2024	As of June 30, 2024
ASSETS
Current assets:
Cash and cash equivalents	$1,751	$1,872
Receivables, net	1,655	1,420
Inventory, net	296	266
Other current assets	554	474
Current assets held for sale	2,196	340
Total current assets	6,452	4,372
Non-current assets:
Investments	365	429
Property, plant and equipment, net	1,241	1,272
Operating lease right-of-use assets	769	805
Intangible assets, net	1,893	1,948
Goodwill	4,265	4,336
Deferred income tax assets, net	241	332
Other non-current assets	935	957
Non-current assets held for sale	—	2,233
Total assets	$16,161	$16,684
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$365	$254
Accrued expenses	832	986
Deferred revenue	431	483
Current borrowings	19	9
Other current liabilities	759	772
Current liabilities held for sale	1,324	551
Total current liabilities	3,730	3,055
Non-current liabilities:
Borrowings	1,948	2,093
Retirement benefit obligations	126	125
Deferred income tax liabilities, net	14	21
Operating lease liabilities	872	912
Other non-current liabilities	446	472
Non-current liabilities held for sale	—	995
Commitments and contingencies
Equity:
Class A common stock	4	4
Class B common stock	2	2
Additional paid-in capital	11,141	11,254
Accumulated deficit	(1,574)	(1,889)
Accumulated other comprehensive loss	(1,424)	(1,251)
Total News Corporation stockholders' equity	8,149	8,120
Noncontrolling interests	876	891
Total equity	9,025	9,011
Total liabilities and equity	$16,161	$16,684

NEWS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; in millions)

	For the six months ended December 31,
	2024	2023
Operating activities:
Net income	$427	$241
Net loss from discontinued operations, net of tax	28	7
Net income from continuing operations	455	248
Adjustments to reconcile net income from continuing operations to net cash provided by operating activities from continuing operations:
Depreciation and amortization	225	211
Operating lease expense	37	36
Equity losses of affiliates	11	3
Impairment charges	—	24
Deferred income taxes	80	60
Other, net	(112)	20
Change in operating assets and liabilities, net of acquisitions:
Receivables and other assets	(247)	(79)
Inventories, net	(31)	23
Accounts payable and other liabilities	(140)	(295)
Net cash provided by operating activities from continuing operations	278	251
Investing activities:
Capital expenditures	(157)	(154)
Acquisitions, net of cash acquired	(13)	(20)
Purchases of investments in equity affiliates and other	(107)	(52)
Proceeds from sales of investments in equity affiliates and other	234	30
Other, net	(13)	—
Net cash used in investing activities from continuing operations	(56)	(196)
Financing activities:
Borrowings	61	273
Repayment of borrowings	(196)	(268)
Repurchase of shares	(78)	(56)
Dividends paid	(92)	(85)
Other, net	(37)	(39)
Net cash used in financing activities from continuing operations	(342)	(175)
Cash flows from discontinued operations:
Net cash provided by operating activities from discontinued operations	90	53
Net cash used in investing activities from discontinued operations	(43)	(82)
Net cash (used in) provided by financing activities from discontinued operations	(11)	31
Net cash provided by discontinued operations	36	2
Net change in cash, cash equivalents, and restricted cash	(84)	(118)
Cash, cash equivalents and restricted cash, beginning of year	1,960	1,833
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(30)	9
Cash, cash equivalents and restricted cash, end of period	1,846	1,724
Less: Cash and cash equivalents at end of period of discontinued operations	(58)	(17)
Less: Restricted cash included in Other current assets(a)	(37)	—
Cash and cash equivalents	$1,751	$1,707
(a)Represents restricted cash in escrow to fund an acquisition at the Book Publishing segment which closed in the third quarter of fiscal 2025

NOTE 1 – TOTAL SEGMENT EBITDA
Segment EBITDA is defined as revenues less operating expenses and selling, general and administrative expenses. Segment EBITDA does not include: depreciation and amortization, impairment and restructuring charges, equity losses of affiliates, interest (expense) income, net, other, net, income tax (expense) benefit and and net income (loss) from discontinued operations, net of tax. Management believes that Segment EBITDA is an appropriate measure for evaluating the operating performance of the Company’s business segments because it is the primary measure used by the Company’s chief operating decision maker to evaluate the performance of and allocate resources within the Company’s businesses. Segment EBITDA provides management, investors and equity analysts with a measure to analyze the operating performance of each of the Company’s business segments and its enterprise value against historical data and competitors’ data, although historical results may not be indicative of future results (as operating performance is highly contingent on many factors, including customer tastes and preferences).
Total Segment EBITDA is a non-GAAP measure and should be considered in addition to, not as a substitute for, net income (loss) from continuing operations, cash flow from continuing operations and other measures of financial performance reported in accordance with GAAP. In addition, this measure does not reflect cash available to fund requirements and excludes items, such as depreciation and amortization and impairment and restructuring charges, which are significant components in assessing the Company’s financial performance. The Company believes that the presentation of Total Segment EBITDA provides useful information regarding the Company’s operations and other factors that affect the Company’s reported results. Specifically, the Company believes that by excluding certain one-time or non-cash items such as impairment and restructuring charges and depreciation and amortization, as well as potential distortions between periods caused by factors such as financing and capital structures and changes in tax positions or regimes, the Company provides users of its consolidated financial statements with insight into both its core operations as well as the factors that affect reported results between periods but which the Company believes are not representative of its core business. As a result, users of the Company’s consolidated financial statements are better able to evaluate changes in the core operating results of the Company across different periods. The following tables reconcile net income from continuing operations to Total Segment EBITDA for the three and six months ended December 31, 2024 and 2023:

	For the three months ended December 31,
	2024	2023	Change	% Change
	(in millions)
Net income from continuing operations	306	194	112	58%
Add:
Income tax expense from continuing operations	124	97	27	28%
Other, net	(92)	(21)	(71)	(338)%
Interest expense, net	3	7	(4)	(57)%
Equity losses of affiliates	8	1	7	700%
Impairment and restructuring charges	16	12	4	33%
Depreciation and amortization	113	110	3	3%
Total Segment EBITDA	$478	$400	$78	20%

	For the six months ended December 31,
	2024	2023	Change	% Change
	(in millions)
Net income from continuing operations	455	248	207	83%
Add:
Income tax expense from continuing operations	185	131	54	41%
Other, net	(114)	17	(131)	**
Interest expense, net	3	15	(12)	(80)%
Equity losses of affiliates	11	3	8	267%
Impairment and restructuring charges	38	49	(11)	(22)%
Depreciation and amortization	225	211	14	7%
Total Segment EBITDA	$803	$674	$129	19%
**Not meaningful

NOTE 2 – ADJUSTED REVENUES, ADJUSTED TOTAL SEGMENT EBITDA AND ADJUSTED SEGMENT EBITDA

The Company uses revenues, Total Segment EBITDA and Segment EBITDA excluding the impact of acquisitions, divestitures, fees and costs, net of indemnification, related to the claims and investigations arising out of certain conduct at The News of the World (the “U.K. Newspaper Matters”), charges for other significant, non-ordinary course legal or regulatory matters (“litigation charges”) and foreign currency fluctuations (“Adjusted Revenues,” “Adjusted Total Segment EBITDA” and “Adjusted Segment EBITDA,” respectively) to evaluate the performance of the Company’s core business operations exclusive of certain items that impact the comparability of results from period to period such as the unpredictability and volatility of currency fluctuations. The Company calculates the impact of foreign currency fluctuations for businesses reporting in currencies other than the U.S. dollar by multiplying the results for each quarter in the current period by the difference between the average exchange rate for that quarter and the average exchange rate in effect during the corresponding quarter of the prior year and totaling the impact for all quarters in the current period.
The calculation of Adjusted Revenues, Adjusted Total Segment EBITDA and Adjusted Segment EBITDA may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment. Adjusted Revenues, Adjusted Total Segment EBITDA and Adjusted Segment EBITDA are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for amounts determined under GAAP as measures of performance. However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.
The following tables reconcile reported revenues and reported Total Segment EBITDA to Adjusted Revenues and Adjusted Total Segment EBITDA for the three and six months ended December 31, 2024 and 2023:

	Revenues			Total Segment EBITDA
	For the three months ended December 31,			For the three months ended December 31,
	2024	2023	Difference	2024	2023	Difference
	(in millions)			(in millions)
As reported	$2,238	$2,135	$103	$478	$400	$78
Impact of acquisitions	(2)	—	(2)	—	—	—
Impact of foreign currency fluctuations	(11)	—	(11)	(1)	—	(1)
Net impact of U.K. Newspaper Matters	—	—	—	4	2	2
As adjusted	$2,225	$2,135	$90	$481	$402	$79

	Revenues			Total Segment EBITDA
	For the six months ended December 31,			For the six months ended December 31,
	2024	2023	Difference	2024	2023	Difference
	(in millions)			(in millions)
As reported	$4,334	$4,166	$168	$803	$674	$129
Impact of acquisitions	(4)	—	(4)	1	—	1
Impact of foreign currency fluctuations	(35)	—	(35)	(7)	—	(7)
Net impact of U.K. Newspaper Matters	—	—	—	6	5	1
As adjusted	$4,295	$4,166	$129	$803	$679	$124

Foreign Exchange Rates
Average foreign exchange rates used in the calculation of the impact of foreign currency fluctuations for the three and six months ended December 31, 2024 and 2023 are as follows:

	Fiscal Year 2025
	Q1	Q2
U.S. Dollar per Australian Dollar	$0.67	$0.65
U.S. Dollar per British Pound Sterling	$1.30	$1.28

	Fiscal Year 2024
	Q1	Q2
U.S. Dollar per Australian Dollar	$0.65	$0.65
U.S. Dollar per British Pound Sterling	$1.27	$1.24

Adjusted Revenues and Adjusted Segment EBITDA by segment for the three and six months ended December 31, 2024 and 2023 are as follows:

	For the three months ended December 31,
	2024	2023	% Change
	(in millions)		Better/(Worse)
Adjusted Revenues:
Dow Jones	$599	$584	3%
Digital Real Estate Services	470	419	12%
Book Publishing	593	550	8%
News Media	563	582	(3)%
Other	—	—	—%
Adjusted Total Revenues	$2,225	$2,135	4%

Adjusted Segment EBITDA:
Dow Jones	$175	$163	7%
Digital Real Estate Services	184	147	25%
Book Publishing	101	85	19%
News Media	73	57	28%
Other	(52)	(50)	(4)%
Adjusted Total Segment EBITDA	$481	$402	20%

	For the six months ended December 31,
	2024	2023	% Change
	(in millions)		Better/(Worse)
Adjusted Revenues:
Dow Jones	$1,148	$1,121	2%
Digital Real Estate Services	919	822	12%
Book Publishing	1,136	1,075	6%
News Media	1,092	1,148	(5)%
Other	—	—	—%
Adjusted Total Revenues	$4,295	$4,166	3%

Adjusted Segment EBITDA:
Dow Jones	$305	$287	6%
Digital Real Estate Services	322	269	20%
Book Publishing	181	150	21%
News Media	90	74	22%
Other	(95)	(101)	6%
Adjusted Total Segment EBITDA	$803	$679	18%

The following tables reconcile reported revenues and Segment EBITDA by segment to Adjusted Revenues and Adjusted Segment EBITDA by segment for the three and six months ended December 31, 2024 and 2023:

	For the three months ended December 31, 2024
	As Reported	Impact of Acquisitions	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
Dow Jones	$600	$(1)	$—	$—	$599
Digital Real Estate Services	473	(1)	(2)	—	470
Book Publishing	595	—	(2)	—	593
News Media	570	—	(7)	—	563
Other	—	—	—	—	—
Total Revenues	$2,238	$(2)	$(11)	$—	$2,225

Segment EBITDA:
Dow Jones	$174	$—	$1	$—	$175
Digital Real Estate Services	185	—	(1)	—	184
Book Publishing	101	—	—	—	101
News Media	74	—	(1)	—	73
Other	(56)	—	—	4	(52)
Total Segment EBITDA	$478	$—	$(1)	$4	$481

	For the three months ended December 31, 2023
	As Reported	Impact of Acquisitions	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
Dow Jones	$584	$—	$—	$—	$584
Digital Real Estate Services	419	—	—	—	419
Book Publishing	550	—	—	—	550
News Media	582	—	—	—	582
Other	—	—	—	—	—
Total Revenues	$2,135	$—	$—	$—	$2,135

Segment EBITDA:
Dow Jones	$163	$—	$—	$—	$163
Digital Real Estate Services	147	—	—	—	147
Book Publishing	85	—	—	—	85
News Media	57	—	—	—	57
Other	(52)	—	—	2	(50)
Total Segment EBITDA	$400	$—	$—	$2	$402

	For the six months ended December 31, 2024
	As Reported	Impact of Acquisitions	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
Dow Jones	$1,152	$(2)	$(2)	$—	$1,148
Digital Real Estate Services	930	(2)	(9)	—	919
Book Publishing	1,141	—	(5)	—	1,136
News Media	1,111	—	(19)	—	1,092
Other	—	—	—	—	—
Total Revenues	$4,334	$(4)	$(35)	$—	$4,295

Segment EBITDA:
Dow Jones	$305	$—	$—	$—	$305
Digital Real Estate Services	325	1	(4)	—	322
Book Publishing	182	—	(1)	—	181
News Media	92	—	(2)	—	90
Other	(101)	—	—	6	(95)
Total Segment EBITDA	$803	$1	$(7)	$6	$803

	For the six months ended December 31, 2023
	As Reported	Impact of Acquisitions	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
Dow Jones	$1,121	$—	$—	$—	$1,121
Digital Real Estate Services	822	—	—	—	822
Book Publishing	1,075	—	—	—	1,075
News Media	1,148	—	—	—	1,148
Other	—	—	—	—	—
Total Revenues	$4,166	$—	$—	$—	$4,166

Segment EBITDA:
Dow Jones	$287	$—	$—	$—	$287
Digital Real Estate Services	269	—	—	—	269
Book Publishing	150	—	—	—	150
News Media	74	—	—	—	74
Other	(106)	—	—	5	(101)
Total Segment EBITDA	$674	$—	$—	$5	$679

NOTE 3 – ADJUSTED NET INCOME (LOSS) ATTRIBUTABLE TO NEWS CORPORATION STOCKHOLDERS AND ADJUSTED EPS
The Company uses net income (loss) attributable to News Corporation stockholders from continuing operations and diluted earnings per share from continuing operations (“EPS”) excluding expenses related to U.K. Newspaper Matters, litigation charges, impairment and restructuring charges and “Other, net”, net of tax, recognized by the Company or its equity method investees, as well as the settlement of certain pre-Separation tax matters (“adjusted net income (loss) attributable to News Corporation stockholders” and “adjusted EPS,” respectively), to evaluate the performance of the Company’s operations exclusive of certain items that impact the comparability of results from period to period, as well as certain non-operational items. The calculation of adjusted net income (loss) attributable to News Corporation stockholders and adjusted EPS may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment. Adjusted net income (loss) attributable to News Corporation stockholders and adjusted EPS are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for consolidated net income (loss) attributable to News Corporation stockholders from continuing operations and net income (loss) per share from continuing operations as determined under GAAP as a measure of performance. However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.
The following tables reconcile reported net income attributable to News Corporation stockholders from continuing operations and reported diluted EPS to adjusted net income attributable to News Corporation stockholders and adjusted EPS for the three and six months ended December 31, 2024 and 2023:

	For the three months ended December 31, 2024		For the three months ended December 31, 2023
(in millions, except per share data)	Net income attributable to stockholders	EPS	Net income attributable to stockholders	EPS
Net income from continuing operations	$306		$194
Less: Net income attributable to noncontrolling interests from continuing operations	(78)		(34)
Net income attributable to News Corporation stockholders from continuing operations	$228	$0.40	$160	$0.28
U.K. Newspaper Matters	4	0.01	2	0.01
Impairment and restructuring charges(a)	16	0.03	12	0.02
Other, net	(92)	(0.16)	(21)	(0.04)
Tax impact on items above	—	—	—	—
Impact of noncontrolling interest on items above	33	0.05	(1)	—
As adjusted	$189	$0.33	$152	$0.27
(a)During the three months ended December 31, 2023, the Company recognized non-cash impairment charges of $1 million at the News Media segment related to the write-down of fixed assets associated with the combination of News UK’s printing operations with those of DMG Media.

	For the six months ended December 31, 2024		For the six months ended December 31, 2023
(in millions, except per share data)	Net income attributable to stockholders	EPS	Net income attributable to stockholders	EPS
Net income from continuing operations	$455		$248
Less: Net income attributable to noncontrolling interests from continuing operations	(109)		(64)
Net income attributable to News Corporation stockholders from continuing operations	$346	$0.61	$184	$0.32
U.K. Newspaper Matters	6	0.01	5	0.01
Impairment and restructuring charges (a)	38	0.07	49	0.09
Other, net	(114)	(0.20)	17	0.03
Tax impact on items above	(3)	(0.01)	(19)	(0.04)
Impact of noncontrolling interest on items above	33	0.06	1	—
As adjusted	$306	$0.54	$237	$0.41
(a)During the six months ended December 31, 2023, the Company recognized non-cash impairment charges of $22 million at the News Media segment related to the write-down of fixed assets associated with the combination of News UK’s printing operations with those of DMG Media.

NOTE 4 – CONSTANT CURRENCY REVENUES

The Company believes that the presentation of revenues excluding the impact of foreign currency fluctuations (“constant currency revenues”) provides useful information regarding the performance of the Company’s core business operations exclusive of distortions between periods caused by the unpredictability and volatility of currency fluctuations. The Company calculates the impact of foreign currency fluctuations for businesses reporting in currencies other than the U.S. dollar as described in Note 2.

Constant currency revenues are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for revenues as determined under GAAP as measures of performance. However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.

The following tables reconcile reported revenues to constant currency revenues for the three and six months ended December 31, 2024:

	Q2 Fiscal 2024	Q2 Fiscal 2025	FX impact	Q2 Fiscal 2025 constant currency	% Change - reported	% Change - constant currency
	($ in millions)				Better/(Worse)
Consolidated results:
Circulation and subscription	$725	$745	$5	$740	3%	2%
Advertising	391	385	2	383	(2)%	(2)%
Consumer	527	572	2	570	9%	8%
Real estate	327	377	1	376	15%	15%
Other	165	159	1	158	(4)%	(4)%
Total revenues	$2,135	$2,238	$11	$2,227	5%	4%

Dow Jones:
Circulation and subscription	$441	$461	$—	$461	5%	5%
Advertising	126	121	—	121	(4)%	(4)%
Other	17	18	—	18	6%	6%
Total Dow Jones segment revenues	$584	$600	$—	$600	3%	3%

Digital Real Estate Services:
Circulation and subscription	$2	$2	$—	$2	—%	—%
Advertising	32	35	—	35	9%	9%
Real estate	327	377	1	376	15%	15%
Other	58	59	1	58	2%	—%
Total Digital Real Estate Services segment revenues	$419	$473	$2	$471	13%	12%

REA Group revenues	$292	$343	$2	$341	17%	17%

	Q2 Fiscal 2024	Q2 Fiscal 2025	FX impact	Q2 Fiscal 2025 constant currency	% Change - reported	% Change - constant currency
	($ in millions)				Better/(Worse)
Book Publishing:
Consumer	$527	$572	$2	$570	9%	8%
Other	23	23	—	23	—%	—%
Total Book Publishing segment revenues	$550	$595	$2	$593	8%	8%

News Media:
Circulation and subscription	$282	$282	$5	$277	—%	(2)%
Advertising	233	229	2	227	(2)%	(3)%
Other	67	59	—	59	(12)%	(12)%
Total News Media segment revenues	$582	$570	$7	$563	(2)%	(3)%

News UK
Circulation and subscription	$141	$143	$5	$138	1%	(2)%
Advertising	76	71	1	70	(7)%	(8)%
Other	22	12	—	12	(45)%	(45)%
Total News UK revenues	$239	$226	$6	$220	(5)%	(8)%

News Corp Australia
Circulation and subscription	$106	$105	$—	$105	(1)%	(1)%
Advertising	96	93	—	93	(3)%	(3)%
Other	34	35	—	35	3%	3%
Total News Corp Australia revenues	$236	$233	$—	$233	(1)%	(1)%

	Q2 YTD Fiscal 2024	Q2 YTD Fiscal 2025	FX impact	Q2 YTD Fiscal 2025 constant currency	% Change - reported	% Change - constant currency
	($ in millions)				Better/(Worse)
Consolidated results:
Circulation and subscription	$1,449	$1,488	$13	$1,475	3%	2%
Advertising	723	706	7	699	(2)%	(3)%
Consumer	1,029	1,093	5	1,088	6%	6%
Real estate	638	734	7	727	15%	14%
Other	327	313	3	310	(4)%	(5)%
Total revenues	$4,166	$4,334	$35	$4,299	4%	3%

Dow Jones:
Circulation and subscription	$877	$920	$2	$918	5%	5%
Advertising	217	206	—	$206	(5)%	(5)%
Other	27	26	—	$26	(4)%	(4)%
Total Dow Jones segment revenues	$1,121	$1,152	$2	$1,150	3%	3%

Digital Real Estate Services:
Circulation and subscription	$5	$4	$—	$4	(20)%	(20)%
Advertising	67	73	—	$73	9%	9%
Real estate	638	734	7	$727	15%	14%
Other	112	119	2	$117	6%	4%
Total Digital Real Estate Services segment revenues	$822	$930	$9	$921	13%	12%

REA Group revenues	$553	$661	$9	$652	20%	18%

Book Publishing:
Consumer	1,029	1,093	5	$1,088	6%	6%
Other	46	48	—	$48	4%	4%
Total Book Publishing segment revenues	$1,075	$1,141	$5	$1,136	6%	6%

News Media:
Circulation and subscription	$567	$564	$11	$553	(1)%	(2)%
Advertising	439	427	7	$420	(3)%	(4)%
Other	142	120	1	$119	(15)%	(16)%
Total News Media segment revenues	$1,148	$1,111	$19	$1,092	(3)%	(5)%

	Q2 YTD Fiscal 2024	Q2 YTD Fiscal 2025	FX impact	Q2 YTD Fiscal 2025 constant currency	% Change - reported	% Change - constant currency
	($ in millions)				Better/(Worse)
News UK
Circulation and subscription	$285	$289	$9	$280	1%	(2)%
Advertising	135	121	3	$118	(10)%	(13)%
Other	47	23	—	$23	(51)%	(51)%
Total News UK revenues	$467	$433	$12	$421	(7)%	(10)%

News Corp Australia
Circulation and subscription	$213	$208	$2	$206	(2)%	(3)%
Advertising	189	183	2	$181	(3)%	(4)%
Other	72	76	1	$75	6%	4%
Total News Corp Australia revenues	$474	$467	$5	$462	(1)%	(3)%